                                                                   EXHIBIT 10.52



                                AUDITORS' REPORT

To the Shareholders of Rayrock Resources Inc.:

We have audited the consolidated balance sheets of Rayrock Resources Inc. as at December 31, 1998 and December 31, 1997 and the consolidated statements of earnings, retained earnings and changes in financial position for each of the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and December 31, 1997 and the results of its operations and the changes in its financial position for each of the years ended December 31, 1998, 1997 and 1996 in accordance with generally accepted accounting principles in Canada.

/s/ PricewaterhouseCoopers LLP
----------------------------------
PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario
February 22, 1999


                             RAYROCK RESOURCES INC.
                                       1

                           CONSOLIDATED BALANCE SHEETS

(US$ in thousands)
(As at December 31)                                                     1998             1997
----------------------------------------------------------------------------------------------
                                           ASSETS

Current assets
    Cash and short-term investments                                 $ 52,872         $ 73,467
    Accounts receivable (note 3)                                       5,594            5,495
    Product and supplies inventories (note 4)                          2,946            2,845
    Prepaid expenses                                                     367              459
    Investments (note 6)                                               6,364
----------------------------------------------------------------------------------------------
                                                                      68,143           82,266
----------------------------------------------------------------------------------------------
Mining properties (note 5)
    Producing assets                                                  40,702           52,579
    Asset held for development                                                          8,021
----------------------------------------------------------------------------------------------
                                                                      40,702           60,600
----------------------------------------------------------------------------------------------
Other assets
    Long-term investments (note 6)                                     5,373           29,095
    Restricted cash and other assets (note 7)                          6,173            9,593
----------------------------------------------------------------------------------------------
                                                                      11,546           38,688
----------------------------------------------------------------------------------------------
                                                                    $120,391         $181,554
----------------------------------------------------------------------------------------------

                                        LIABILITIES

Current liabilities
    Accounts payable and accrued liabilities                        $  7,555         $  6,338
    Taxes payable                                                                       7,197
    Current portion of long-term debt (note 8)                           324            6,150
----------------------------------------------------------------------------------------------
                                                                       7,879           19,685
----------------------------------------------------------------------------------------------
Long-term debt (note 8)                                                4,028            3,552
Accrued reclamation and site restoration                              10,499            9,816
Deferred income taxes                                                  2,442            1,920
Minority interest (note 2)                                                             16,169
----------------------------------------------------------------------------------------------
                                                                      16,969           31,457
----------------------------------------------------------------------------------------------

                                    SHAREHOLDERS' EQUITY

Capital stock (note 9)                                                88,351           91,186
Contributed surplus                                                      840              370
Retained earnings                                                      9,907           45,326
Cumulative translation adjustment                                      4,009            4,009
----------------------------------------------------------------------------------------------
                                                                     103,107          140,891
    Deduct reciprocal shareholdings                                    7,564           10,479
----------------------------------------------------------------------------------------------
                                                                      95,543          130,412
----------------------------------------------------------------------------------------------
                                                                    $120,391         $181,554
----------------------------------------------------------------------------------------------
Commitments and contingencies (notes 10 and 18)

See accompanying notes to consolidated financial statements

Signed on behalf of the Board,

/s/ "C. Kevin McArthur"                       /s/ "Ian S. Davidson"
--------------------------------              ---------------------------------
    C. Kevin McArthur                            Ian S. Davidson
    Director                                     Director

                             RAYROCK RESOURCES INC.

                             CONSOLIDATED STATEMENTS
                                   OF EARNINGS

(US$ in thousands, except per share amounts)
(For the years ended December 31)                                              1998              1997              1996
------------------------------------------------------------------------------------------------------------------------
Revenues
    Gold                                                                   $ 31,174          $ 33,132          $ 41,539
    Copper                                                                   17,643            22,223            24,776
------------------------------------------------------------------------------------------------------------------------
                                                                             48,817            55,355            66,315
------------------------------------------------------------------------------------------------------------------------
Direct segment expenses
    Gold                                                                     25,129            25,973            32,353
    Copper                                                                   13,858            15,854            14,625
------------------------------------------------------------------------------------------------------------------------
                                                                             38,987            41,827            46,978
------------------------------------------------------------------------------------------------------------------------
Direct segment income                                                         9,830            13,528            19,337
------------------------------------------------------------------------------------------------------------------------
Other operating expenses
    Corporate administrative (note 11)                                        9,017             2,482             1,831
    Reorganization costs                                                                        1,655
    Depreciation, amortization and reclamation                               14,185            15,578            15,139
    Exploration expenditures                                                  6,548             4,329             5,462
------------------------------------------------------------------------------------------------------------------------
                                                                             29,750            24,044            22,432
------------------------------------------------------------------------------------------------------------------------
Other (expense) income
    Interest income                                                           3,377             2,282             1,636
    Interest expense on long-term debt                                         (663)           (1,119)           (1,797)
    Gain on sale of Discovery                                                                   4,586
    Gain on sale of Pinson                                                                                        3,992
    Write-down of mining and other assets (notes 5 and 7)                    (6,692)          (11,188)          (25,412)
    (Write-down of)/gain on investments (note 6)                            (13,112)              290               559
------------------------------------------------------------------------------------------------------------------------
                                                                            (17,090)           (5,149)          (21,022)
------------------------------------------------------------------------------------------------------------------------
Loss before income taxes                                                    (37,010)          (15,665)          (24,117)
------------------------------------------------------------------------------------------------------------------------
Provision for income tax recovery (expense)
    Current                                                                      71             3,804            (1,262)
    Deferred                                                                                   (1,920)            1,234
------------------------------------------------------------------------------------------------------------------------
                                                                                 71             1,884               (28)
------------------------------------------------------------------------------------------------------------------------
Loss before undernoted items                                                (36,939)          (13,781)          (24,145)
Share of loss of equity accounted associates                                   (506)             (215)           (1,011)
Minority interest in loss of subsidiary                                       2,037             3,496             9,595
------------------------------------------------------------------------------------------------------------------------
Loss for the year from continuing operations                                (35,408)          (10,500)          (15,561)
Earnings from discontinued operations (note 14)                                                 3,877             3,101
Gain on discontinued operations (net of taxes of $10,604)(note 14)                             15,015
------------------------------------------------------------------------------------------------------------------------
(Loss) earnings for the year                                               $(35,408)         $  8,392          $(12,460)
------------------------------------------------------------------------------------------------------------------------
Loss per share from continuing operations                                  $  (2.02)         $  (0.58)         $  (0.84)
------------------------------------------------------------------------------------------------------------------------
(Loss) earnings per share                                                  $  (2.02)         $   0.46          $  (0.68)
------------------------------------------------------------------------------------------------------------------------


                             CONSOLIDATED STATEMENTS
                              OF RETAINED EARNINGS

(US$ in thousands)
(For the years ended December 31)                                              1998              1997              1996
------------------------------------------------------------------------------------------------------------------------
Retained earnings - beginning of year                                      $ 45,326          $ 36,958          $ 49,449
(Loss) earnings for the year                                                (35,408)            8,392           (12,460)
Dividends                                                                       (11)              (24)              (31)
------------------------------------------------------------------------------------------------------------------------
Retained earnings - end of year                                            $  9,907          $ 45,326          $ 36,958
------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

                             RAYROCK RESOURCES INC.

                       CONSOLIDATED STATEMENTS OF CHANGES
                              IN FINANCIAL POSITION


(US$ in thousands, except per share amounts)
(For the years ended December 31)                                             1998              1997              1996
------------------------------------------------------------------------------------------------------------------------

                                                OPERATING ACTIVITIES

Loss for the year from continuing operations                              $(35,408)         $(10,500)         $(15,561)
------------------------------------------------------------------------------------------------------------------------
Non-cash charges to losses
    Depreciation, amortization, and reclamation                             14,185            15,578            15,139
    Deferred taxes                                                                             1,920            (1,234)
    Minority interest                                                       (2,037)           (3,496)           (9,595)
    Share of loss of equity accounted associates                               506               215             1,011
    Gain on sale of Discovery                                                                 (4,586)
    Gain on sale of Pinson                                                                                      (3,992)
    Write-down of assets                                                    22,076            11,188            25,412
    Other                                                                   (2,122)              512              (185)
------------------------------------------------------------------------------------------------------------------------
                                                                            32,608            21,331            26,556
------------------------------------------------------------------------------------------------------------------------
Funds flow from continuing operations                                       (2,800)           10,831            10,995
Cash from discontinued operations                                                              6,128             2,671
Decrease (increase) in working capital, excluding cash                       3,432            (5,605)            3,016
------------------------------------------------------------------------------------------------------------------------
Cash provided by operating activities                                          632            11,354            16,682
------------------------------------------------------------------------------------------------------------------------

                                             INVESTMENT ACTIVITIES

    Mining assets - net of disposals                                        (3,082)           (2,720)          (10,037)
    Acquisition of minority interest of Minera (note 2)                     (6,760)
    Acquisition of increased interest in Daisy Gold Mine (note 2)           (3,647)
    Sale (purchase) of long-term investments                                 6,134            (6,963)           (5,267)
    Proceeds on sale of Discovery                                                              4,426
    Proceeds on sale of Pinson                                                                                   4,461
    (Taxes) proceeds on sale of discontinued operations                    (10,604)           49,929
    Other assets - net of disposals                                          4,258            (2,794)           (4,908)
------------------------------------------------------------------------------------------------------------------------
Cash (used in) provided by investment activities                           (13,701)           41,878           (15,751)
------------------------------------------------------------------------------------------------------------------------

                                             FINANCING ACTIVITIES

    Decrease in long-term debt                                              (5,058)           (6,373)           (5,332)
    Dividends on preferred shares                                              (11)              (24)              (31)
    (Redemption) issue of capital stock                                     (2,457)             (207)                2
------------------------------------------------------------------------------------------------------------------------
Cash used in financing activities                                           (7,526)           (6,604)           (5,361)
------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash                                                (20,595)           46,628            (4,430)
Cash and short-term investments - beginning of year                         73,467            26,839            31,269
------------------------------------------------------------------------------------------------------------------------
Cash and short-term investments - end of year                             $ 52,872          $ 73,467          $ 26,839
------------------------------------------------------------------------------------------------------------------------
Funds flow from continuing operations per share                           $  (0.16)         $   0.60          $   0.60
------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

                             RAYROCK RESOURCES INC.

                        NOTES TO THE FINANCIAL STATEMENTS
             (For the years ended December 31, 1998, 1997 and 1996)
                (All amounts in US$, unless otherwise indicated)

                             1. ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with accounting principles generally accepted in Canada. Those policies considered significant are outlined below:

                            (A) BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its subsidiaries.

The following are the principal subsidiaries and associated companies and the Company's interest therein:

                                                        1998               1997                1996
-----------------------------------------------------------------------------------------------------------
                                                   Voting   Equity     Voting    Equity     Voting   Equity
-----------------------------------------------------------------------------------------------------------
Subsidiaries
Rayrock Mines, Inc. and subsidiaries                100%      100%       100%      100%      100%     100%
Minera Rayrock Inc. ("Minera")                                          65.3%     37.5%     64.7%    37.5%
-----------------------------------------------------------------------------------------------------------

Associates
Discovery West Corp. ("Discovery")                                                          39.9%    38.9%
BlackRock Ventures Inc. ("BlackRock")              46.4%     45.9%      46.5%     46.0%     40.1%    39.2%
-----------------------------------------------------------------------------------------------------------
BlackRock's interest in the Company                25.4%     19.3%      34.1%     18.9%     34.1%    18.8%
-----------------------------------------------------------------------------------------------------------

On May 20, 1998, the Company completed the acquisition of the minority interest in Minera and on June 1, 1998 the Company amalgamated with Minera.

BlackRock owns 18.6% of the subordinate voting shares and 100% of the multiple voting shares of the Company, giving BlackRock a total voting interest of 25.4%. Under the equity method of accounting, the Company's effective interest in the cost of its shares held by BlackRock are deducted from shareholders' equity. The Company's equity in the earnings of BlackRock is based on the earnings of BlackRock excluding the latter's interest in the earnings of the Company due to the existence of the reciprocal shareholdings.

Rayrock Mines, Inc. holds the following interests in U.S. mining operations. Certain of these U.S. mining operations are conducted using joint ventures and accordingly are accounted for using proportionate consolidation whereby these consolidated financial statements include the Company's proportionate interest in the joint venture.

December 31                                                                1998        1997        1996
-----------------------------------------------------------------------------------------------------------
Marigold Mining Company Joint Venture                                    66 2/3%       66 2/3%    66 2/3%
Daisy Mine (Note 2(B))                                                      100%           35%        35%
Pinson Mining Company                                                                               26.5%
Dee Gold Mining Company                                                     100%          100%       100%
-----------------------------------------------------------------------------------------------------------

                        (B) FOREIGN CURRENCY TRANSLATION

The U.S. dollar is the principal currency of the Company's business; accordingly, these consolidated financial statements are expressed in U.S. dollars. Foreign currency transactions of the Company have been translated into U.S. dollars at the rate of exchange in effect during the year, and any corresponding gains and losses are included in the determination of operating results.

                             RAYROCK RESOURCES INC.

The operations of the Company's subsidiaries are considered to be carried on in U.S. dollars and thus determined to be of an integrated nature. Accordingly, monetary items of the Company and its subsidiaries are translated at the rate of exchange in effect at the balance sheet dates; non-monetary items are translated at historical exchange rates. Revenue and expense items are translated at the rate of exchange in effect on the date they occur except for depreciation or amortization of assets which are translated at the same exchange rates as the assets to which they relate. Gains or losses on the translation of monetary items are included in the statement of earnings except for unrealized exchange gains or losses on long-term monetary assets or liabilities that are deferred and amortized over the remaining life of the related asset or liability.

                                (C) INCOME TAXES

The Company follows the deferral method of tax allocation whereby the provision for income taxes is based upon income reported in the accounts.

                    (D) PROPERTY ACQUISITION, EXPLORATION AND
                            DEVELOPMENT EXPENDITURES

Mining properties
Costs incurred in exploring for minerals, including participation in partnerships and joint ventures and the relatively insignificant costs of acquiring exploration rights, are charged to exploration expenditures in the year incurred, unless, in the opinion of management, the expenditure is likely to result in the establishment of a viable income-producing property. Upon this determination, all costs related to further acquisitions, exploration, development, and pre-production are capitalized. Mine development costs incurred to maintain current production are included in operating costs. Interest and other financing costs incurred during the construction phase are capitalized.

                  (E) DEPRECIATION, DEPLETION AND AMORTIZATION

(i)  Mining properties
Property acquisition, deferred exploration and mine development costs are amortized on the unit-of-production method.

(ii) Deferred stripping costs
Mining costs associated with waste gravel and rock removal are deferred and recognized in operations based on the average stripping ratio for each mine. The average stripping ratio is calculated as the tons of material estimated to be mined to the tons of ore estimated to contain economically recoverable gold.

(iii)Deferred sulphide heap leach costs
The available copper content from sulphide ore is extracted over a period of up to two years. The costs of placing this ore on the heap leach pad is deferred and amortized over the estimated recovery period.

(iv)Plant and equipment
The plant and equipment are carried at cost and amortized using the straight-line method over their estimated useful lives as follows:

-----------------------------------------------------------------------------------------------------------
Buildings                                                                                       8-10 years
Mill equipment                                                                                  8-10 years
Mine equipment                                                                                     5 years
Tailings dams                                                                                1 1/2-8 years
Autos and trucks                                                                                 3-5 years
Office and miscellaneous equipment                                                              3-10 years
-----------------------------------------------------------------------------------------------------------

(v) Capital and other assets in Canada
Amortization is provided on a declining balance basis at rates sufficient to write-off the cost of the assets over their estimated useful lives. The rates in use are as follows:

-----------------------------------------------------------------------------------------------------------
Office building                                                                                        14%
Other capital assets                                                                              20 - 30%
-----------------------------------------------------------------------------------------------------------

                             RAYROCK RESOURCES INC.

                   (F) RECLAMATION AND SITE RESTORATION COSTS

Estimated reclamation and site restoration costs are charged to earnings over the estimated life of the properties by the unit-of-production method based on commercially recoverable proven and probable reserves. Ongoing reclamation activities are expensed in the period incurred.

                       (G) REVENUE FROM MINING OPERATIONS

Gold in transit and at refineries is recorded at net realizable value and included in bullion settlements and gold sales. The price of each shipment is based generally on the Comex spot bullion prices on the dates of sale or at prices negotiated under forward sales contracts. Subsequent adjustments for quantity variances based on refiner weights and assays are recorded when determined.

Revenue from copper cathodes is recorded when delivered and title passes to the customer. The price of each shipment is based on the LME copper price on the date of sale or at prices negotiated under forward sales contracts.

                       (H) PRODUCT AND SUPPLY INVENTORIES

Finished copper inventory is stated at the lower of production cost, as determined using average production costs, and net realizable value.

Major mining and milling supplies in the U.S. are stated at the lower of first-in, first-out cost and net realizable value. Mining and milling supplies in Chile are stated at the lower of cost, determined on an average basis, and net realizable value.

                           (I) FORWARD SALES CONTRACTS

Commitments to sell gold and copper arise under forward sales contracts. Contracted prices on forward sales will be recognized in revenue as production is delivered to the customer. The costs of any options purchased to enable the Company to participate in higher commodity prices are deferred and will be netted against revenue in the month in which the related production is delivered.

                               (J) PENSION EXPENSE

The Company has defined contribution pension plans for its eligible employees. Company contributions to the defined contribution plans are expensed as incurred.

                              (K) USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expense during the reporting period. The most significant estimates are related to the physical and economic lives of mining properties, future commodity prices and production costs, the existence of economically recoverable reserves and the amount accrued for reclamation liabilities. Actual results may vary materially from estimates.

                             RAYROCK RESOURCES INC.

                              (L) PER SHARE AMOUNTS

Earnings and funds flow from operations per subordinate voting share are calculated on the basis of the weighted average number of shares outstanding during the period, after deducting the Company's pro rata interest in its own shares held by BlackRock.

The stock options and convertible preferred shares do not have a material effect on earnings per share.

                             (M) COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the current year's presentation.

                                 2. ACQUISITIONS

                 (A) ACQUISITION OF MINORITY INTEREST OF MINERA

On May 20, 1998, the Company completed the acquisition of the minority interest in Minera. The excess of the book value of the minority interest on the consolidated balance sheet over the acquisition cost of $6.8 million amounted to approximately $7.2 million and was applied to reduce the carrying value of the Company's Sierra Valenzuela copper property (note 5).

                 (B) ACQUISITION OF INCREASED INTEREST IN DAISY

Effective June 30, 1998, the Company acquired the 65% interest in the Daisy mine held by Inter-Rock Gold Inc. for approximately $3,647,000 net of cash acquired of $107,000. The purchase price was broken down as follows:

(in thousands)
-----------------------------------------------------------
Assets Acquired
    Cash                                             $  107
    Accounts receivable                                 403
    Product and supplies inventories                     11
    Prepaid expenses                                    152
    Producing assets                                  4,236
    Restricted cash and other assets                    203
-----------------------------------------------------------
                                                      5,112
-----------------------------------------------------------
Liabilities Assumed
    Accounts payable and accrued liabilities            474
    Accrued reclamation and site restoration            415
    Long-term debt                                      469
-----------------------------------------------------------
                                                      1,358
-----------------------------------------------------------
Net Assets Acquired                                  $3,754
-----------------------------------------------------------

                             RAYROCK RESOURCES INC.

                             3. ACCOUNTS RECEIVABLE

(in thousands)                                                1998           1997
---------------------------------------------------------------------------------
Bullion receivable                                          $3,051         $1,484
Taxes recoverable                                              705          1,358
Current portion of loan to Secret Pass (note 13(c))                           875
Other                                                        1,838          1,778
---------------------------------------------------------------------------------
                                                            $5,594         $5,495
---------------------------------------------------------------------------------

                                 4. INVENTORIES

(in thousands)                                                1998           1997
---------------------------------------------------------------------------------
Product
    Copper                                                  $  534         $  581
---------------------------------------------------------------------------------
Supplies
    Gold                                                       256            246
    Copper                                                   2,156          2,018
---------------------------------------------------------------------------------
                                                             2,412          2,264
---------------------------------------------------------------------------------
                                                            $2,946         $2,845
---------------------------------------------------------------------------------

                             RAYROCK RESOURCES INC.

                              5. MINING PROPERTIES

                              (A) PRODUCING ASSETS

(in thousands)                                            1998              1997
--------------------------------------------------------------------------------
USA
    Mineral interests                                 $  9,658          $  9,366
    Building and equipment                              36,896            34,256
    Mining and mobile equipment                         18,880            18,601
    Office & miscellaneous equipment                       621               580
--------------------------------------------------------------------------------
                                                        66,055            62,803
    Accumulated depreciation and amortization          (54,128)          (50,060)
--------------------------------------------------------------------------------
                                                        11,927            12,743
--------------------------------------------------------------------------------
Chile
    Capital assets                                      27,795            29,550
    Accumulated depreciation and amortization          (13,710)          (11,567)
--------------------------------------------------------------------------------
                                                        14,085            17,983
--------------------------------------------------------------------------------
                                                        26,012            30,726
--------------------------------------------------------------------------------
Deferred development costs
USA
    Deferred mine development costs                     10,883             7,770
    Deferred stripping costs                             3,306             2,364
    Deferred leach pad costs                             1,838             1,982
--------------------------------------------------------------------------------
                                                        16,027            12,116
    Accumulated amortization                            (9,617)           (7,240)
--------------------------------------------------------------------------------
                                                         6,410             4,876
--------------------------------------------------------------------------------
Chile
    Deferred mine development costs                     21,179            26,505
    Accumulated amortization                           (12,899)           (9,528)
--------------------------------------------------------------------------------
                                                         8,280            16,977
--------------------------------------------------------------------------------
                                                        14,690            21,853
--------------------------------------------------------------------------------
                                                      $ 40,702          $ 52,579
--------------------------------------------------------------------------------

As a result of low copper prices, the carrying value of Chilean producing assets was written down by $5.9 million during 1998. During 1997, as a result of low gold prices, the carrying value of US producing assets was written down by $11.2 million, consisting of a $5.9 million write-down of producing assets and an increase to accrued reclamation and site restoration of $5.3 million. During 1996, the carrying value of US producing assets was written down by $7.8 million. These charges are included in the consolidated statement of earnings under "write-down of mining and other assets". In determining the carrying value of mining assets at December 31, 1998, the Company estimates the life of mine undiscounted cash flows and makes a write-down when this amount is less than the carrying value of the related mining assets. The Company, in its cash flow estimate, assumed a gold price of $300 per ounce for the life of mine. For copper, the Company assumed $0.71 per pound for 1999, $0.75 for 2000, and $0.80 thereafter.

                             RAYROCK RESOURCES INC.

                         (B) ASSET HELD FOR DEVELOPMENT

(in thousands)                                                                           1998              1997
----------------------------------------------------------------------------------------------------------------
Deferred exploration and development costs
Sierra Valenzuela copper property, Chile (note 2)                                    $                  $  8,021
----------------------------------------------------------------------------------------------------------------

During 1996 the Company's Bellavista gold property in Costa Rica was written off. The total charge of approximately $14 million is included in the consolidated statement of earnings under "write-down of mining and other assets"

                            6. LONG-TERM INVESTMENTS

(in thousands)                                                                           1998              1997
----------------------------------------------------------------------------------------------------------------
Investment in BlackRock
    Common shares                                                                    $ 12,825          $ 12,825
    Cumulative share of loss                                                           (1,009)             (503)
----------------------------------------------------------------------------------------------------------------
    (quoted market value - $9,583; 1997, $25,941)                                      11,816            12,322
    Less reciprocal share interest                                                     (7,564)          (10,479)
----------------------------------------------------------------------------------------------------------------
                                                                                        4,252             1,843
    Preferred shares                                                                       90                90
    Loan receivable                                                                       258
----------------------------------------------------------------------------------------------------------------
                                                                                        4,600             1,933
----------------------------------------------------------------------------------------------------------------

Investment in Magin Energy Inc. ("Magin")
    Common shares (1997 quoted market value - $16,400)                                                    17,621
----------------------------------------------------------------------------------------------------------------
Loans to an officer and director                                                                           1,231
----------------------------------------------------------------------------------------------------------------
Other investments
    (quoted market value - $1,260; 1997, $9,313)                                          773             8,310
----------------------------------------------------------------------------------------------------------------
                                                                                     $  5,373          $ 29,095
----------------------------------------------------------------------------------------------------------------

The quoted market values referred to above do not necessarily represent the realizable value of these holdings which may be more or less than indicated by market quotations.

Subsequent to year end, Glamis Gold Ltd. ("Glamis") and BlackRock agreed that for a period of 90 days from the effective date of the Arrangement between Glamis and the Company, as described in note 19, that BlackRock may, provided it finds a purchaser, require Glamis to sell the shares of BlackRock held by the Company, to such purchaser for a price per share (before taxes) of not less than Cdn $0.52.

The Company held 3,285,800 or 10.8% of the outstanding shares of Magin at December 31, 1998. As part of the Arrangement with Glamis that occurred subsequent to year end, the Company has disposed of its Magin investment. Accordingly, this investment has been reclassified as a current asset and written down to the December 31, 1998 market price. The write-down for 1998 totals approximately $11.3 million and this charge is included in the consolidated statements of earnings under "(write-down of)/gain on investments".

                             RAYROCK RESOURCES INC.

                       7. RESTRICTED CASH AND OTHER ASSETS

(in thousands)                                                  1998           1997
------------------------------------------------------------------------------------
Restricted cash                                               $3,638         $3,957
Long-term portion of loan to Secret Pass (note 13(c))                         2,188
Head office property and related assets                        1,086          1,132
Oil and gas joint venture interest                               495            741
Other                                                            954          1,575
------------------------------------------------------------------------------------
                                                              $6,173         $9,593
------------------------------------------------------------------------------------

Restricted cash relates to funds set aside for end of mine life closure and reclamation costs in connection with the Company's U.S. gold operations.

The Company's head office property, a portion of which is available to be rented out, was written down in 1996 by $3.6 million as a result of low occupancies and a general decline in local real estate values. The write-down is included in the consolidated statement of earnings under "write-down of mining and other assets".

                                8. LONG-TERM DEBT

(in thousands)                       1998             1997
-----------------------------------------------------------
Bank loan                         $                $ 5,000
Mortgage payable                    3,180            3,304
Long-term payable                     469              377
Lease purchase                        703              759
Series C preferred shares                              262
-----------------------------------------------------------
                                    4,352            9,702
Less current portion                 (324)          (6,150)
-----------------------------------------------------------
                                  $ 4,028          $ 3,552
-----------------------------------------------------------

(a) The bank loan consists of a term loan bearing interest at Libor plus 1 1/2% and is repayable in quarterly payments of $1.25 million beginning March 31, 1996 and is prepayable at any time. The loan was fully repaid on September 30, 1998.

(b) The mortgage payable at December 31, 1998, of Cdn$4,671,000 (1997, Cdn $4,726,000) is for a 10-year term due January 1, 2000, bearing interest at 11.125% per annum and repayment is based on a 30-year amortization. The office building and all future rents receivable are pledged as security for the mortgage.

(c) In June, 1998, 281,250 of the Series C preferred shares were converted into subordinate voting shares. The remainder of the Series C preferred shares were redeemed on June 30, 1998.

                             RAYROCK RESOURCES INC.

                                9. CAPITAL STOCK

               (A) AUTHORIZED (UNLIMITED), ISSUED AND OUTSTANDING

                                                                   1998                       1997
-----------------------------------------------------------------------------------------------------------
                                                            No. of       Stated        No. of       Stated
($ in thousands)                                            Shares       Value         Shares        Value
-----------------------------------------------------------------------------------------------------------
Preferred
    Series A                                                                            100,000  $     71
    Series B                                                                            100,000        71
    Series D                                                                            350,000       250

Participating
    Subordinate Voting                                    19,185,920   $  85,903     19,652,820    88,346
    Multiple Voting                                          176,000       2,448        176,000     2,448
-----------------------------------------------------------------------------------------------------------
                                                                       $  88,351                 $ 91,186
-----------------------------------------------------------------------------------------------------------

                                PREFERRED SHARES

The Series A, B, and D cumulative, redeemable preferred shares were redeemed for cash on June 30, 1998 at par value.

                              PARTICIPATING SHARES

The subordinate voting shares and multiple voting shares rank equally on a share-for-share basis with respect to dividends and distribution of remaining property upon dissolution. The subordinate voting shares carry one vote per share and the multiple voting shares carry ten votes per share.

The multiple voting shares are intended to be issued only to BlackRock, subject to regulatory approvals, in order to allow it to maintain its respective voting interest in the Company whenever an equity financing of the subordinate voting shares is made. The multiple voting shares, which are not listed, are convertible on a share-for-share basis into subordinate voting shares at any time at the option of the holder.

In the event a takeover offer is made for the multiple voting shares, the holders of the subordinate voting shares have, pursuant to the share conditions, the right to convert any or all of their shares into multiple voting shares, unless the offer is rejected and notice is given by the original holders of the multiple voting shares. Also, in accordance with a trust agreement entered into between the Company, the holders of the multiple voting shares and a trustee, the holders of the multiple voting shares are prevented from selling their shares pursuant to a takeover bid offer unless there is an identical offer made to the holders of the subordinate voting shares or a concurrent unconditional offer is made to purchase all of the subordinate voting shares at the same price as, or a higher price than, the price paid for the multiple voting shares.

                             RAYROCK RESOURCES INC.

Changes in the number and stated value of the subordinate voting shares were as follows:

                                                1998                              1997                          1996
--------------------------------------------------------------------------------------------------------------------------------
                                       No. of          Stated        No. of          Stated          No. of         Stated
($ in thousands)                       Shares           Value        Shares           Value          Shares          Value
--------------------------------------------------------------------------------------------------------------------------------
Opening balance                      19,652,820       $88,346      19,703,862       $88,552        19,703,462      $88,550
Adjustment                                                                458
Conversion of Series C preferred         75,000           193
Stock options exercised                 194,500           700           2,400            12               400            2
Redeemed                               (736,400)       (3,336)        (53,900)         (218)
--------------------------------------------------------------------------------------------------------------------------------
Closing balance                      19,185,920       $85,903      19,652,820       $88,346        19,703,862      $88,552
--------------------------------------------------------------------------------------------------------------------------------

                              (B) STOCK OPTIONS AND
                            SHARE APPRECIATION RIGHTS

i) Stock options
The Company has established a stock option plan pursuant to which a fixed number of 1,968,800 subordinate voting shares are available for the granting of incentive stock options. Employee incentive stock options totalling 1,649,500 subordinate voting shares were outstanding at December 31, 1998 (1997, 1,073,600; 1996, 1,289,500). These options are exercisable at prices ranging from Cdn$5.40 to Cdn$16.00 (weighted average - 1998, Cdn$8.80; 1997, Cdn$14.24;
1996, Cdn$14.19) and expire at various dates to 2008.

Stock options on 1,291,000 subordinate voting shares were granted during 1998 at prices ranging from Cdn$5.40 to Cdn$6.00 per share (1997, nil; 1996, 140,000). Options on 194,500 subordinate voting shares were exercised during 1998 (1997, 2,400; 1996, 400) at a price of Cdn$5.55 (1997, Cdn$5.12; 1996, Cdn$8.13).

Stock options on 520,600 subordinate voting shares expired or were cancelled during 1998 (1997, 213,500; 1996, 50,000).

ii) Share appreciation rights
During 1998 the Company's chief executive officer was granted share appreciation rights equivalent to options to acquire 949,571 subordinate voting shares. The exercise price of the share appreciation rights is Cdn$6.00. One-third of the share appreciation rights vest on each of September 1, 1998, 1999 and 2000. The rights expire in 2008.

                        10. COMMITMENTS AND CONTINGENCIES

(a) As at December 31, 1998, the Company had no outstanding gold or copper forward or spot deferred sales contracts.

(b) The Company's pension plans cover its eligible employees. These plans consist of defined contribution plans under which the Company makes contributions based on employees' earnings to the employees' personal retirement accounts.

                             RAYROCK RESOURCES INC.

                      11. CORPORATE ADMINISTRATIVE EXPENSES

There were two principal reasons for the increase in corporate administrative expenses in 1998. In connection with the resignation of the Company's former chairman and chief executive officer in April 1998, the Company incurred approximately $3.8 million of expenditures relating to contractual severance and post-employment obligations. Secondly, higher professional advisory fees were incurred on strategic planning, acquisition search and capital restructuring initiatives, and on a review of certain resolutions proposed by a shareholder.

                                12. INCOME TAXES

The variations from the basic statutory income taxes and the Company's effective income tax (expense) recovery are as follows:

(in thousands)                                    1998         1997         1996
--------------------------------------------------------------------------------
Loss before income taxes                      $(37,010)    $(15,665)    $(24,117)
--------------------------------------------------------------------------------
Income taxes at Canadian statutory rate
    of 44.6% (1997 and 1996, 44.6%)           $ 16,506     $  6,987     $ 10,756
Increase (decrease) resulting from:
Losses not tax affected                        (15,686)      (2,496)     (10,751)
Non-deductible expenses                                      (2,066)        (127)
Lower foreign jurisdiction statutory rates       1,120         (643)         714
Other                                           (1,869)         102         (620)
--------------------------------------------------------------------------------
                                              $     71     $  1,884     $    (28)
--------------------------------------------------------------------------------

The Company and its subsidiaries had the following loss carryforwards at December 31, 1998. The Canadian parent company had non-capital loss carryforwards totalling approximately Cdn$13.3 million expiring beginning in 2000 and net capital losses of approximately Cdn$34.8 million. The Company's Chilean subsidiary had loss carryforwards totalling approximately $25.6 million available for carryforward indefinitely. The Company's U.S. subsidiary had approximately $1.1 million of regular net operating loss carryforward expiring in 2018 and approximately $2.5 million of alternative minimum tax credits available on an indefinite carryforward basis.

                         13. RELATED PARTY TRANSACTIONS

(a) The Company makes regular charges to the U.S. mining partnerships. Recovery of service charges from U.S. mining partnerships was $300,000 for the year ended December 31, 1998 (1997 and 1996, $300,000). Management fee charges to BlackRock were Cdn$350,000 for the year ended December 31, 1998 (1997 and 1996, nil).

(b) Accounts receivable at December 31, 1998, includes amounts totalling $31,000 (1997, $284,000; 1996, $80,000) which are due from related companies.

(c) At December 31, 1997, Inter-Rock, a 65% joint venture partner in the Daisy Gold Project, had $3.06 million outstanding (1996, $2.75 million) under a $3.5 million credit facility. The loan was repaid in full during 1998.

                             RAYROCK RESOURCES INC.

                           14. DISCONTINUED OPERATIONS

On September 5, 1997, the Company sold its agricultural minerals business carried out by its wholly owned subsidiary, Western Ag-Minerals Company, for $53 million plus interest from March 1, 1997. At December 31, 1997, there were no assets or liabilities remaining.

The results of operations and changes in financial position of this discontinued business have been disclosed separately from those of continuing operations.

Revenue from these discontinued operations was $30.9 million in 1997 and $40.8 million in 1996.

Included in the 1997 gain on discontinued operations of $15.0 million is $5.1 million relating to the realization of a portion of the cumulative translation adjustment account as a result of the sale of these assets. The gain of $15.0 million is shown net of estimated U.S. taxes payable of $10.6 million attributable to the taxable gain arising on the sale.

                             RAYROCK RESOURCES INC.

                   15. SEGMENTED INFORMATION

The Company has mining activities in the United States of America and in South and Central America. Segmented information, to the extent it is not self-evident in these financial statements, is as follows:

For the years ended                             Gold Mining - U.S.               Copper Mining - Chile
                                        -------------------------------     --------------------------------
(in thousands)                             1998        1997       1996        1998       1997        1996
----------------------------------------------------------------------------------------------------------------
Revenues                                $ 31,174    $ 33,132    $ 41,539    $ 17,643    $ 22,223    $ 24,776
----------------------------------------------------------------------------------------------------------------
Direct segment income                   $  6,045    $  7,159    $  9,186    $  3,785    $  6,369    $ 10,151

Depreciation, amortization
     and reclamation                      (6,210)     (6,416)     (8,243)     (7,696)     (8,865)     (5,897)

Exploration                               (2,584)     (2,639)     (2,633)     (3,411)     (1,252)     (2,419)

Write-down of mining and other assets                (11,188)     (7,800)     (6,692)
----------------------------------------------------------------------------------------------------------------
Segmented net profits                   $ (2,749)   $(13,084)   $ (9,490)   $(14,014)   $ (3,748)   $  1,835
----------------------------------------------------------------------------------------------------------------

Corporate administrative

Reorganization costs

Interest expense

Other (expense) income

Income taxes

Minority interest

Equity accounted associates
----------------------------------------------------------------------------------------------------------------
Loss for the year
----------------------------------------------------------------------------------------------------------------
Capital expenditures                    $  1,817    $    542    $  4,664    $  1,265    $  2,178    $  5,373
----------------------------------------------------------------------------------------------------------------
Total assets                            $ 29,241    $ 31,811    $ 46,866    $ 27,226    $ 52,988    $ 54,972
----------------------------------------------------------------------------------------------------------------


For the years ended                                Reconciling Items                       Total
                                          --------------------------------    --------------------------------
(in thousands)                               1998       1997       1996          1998       1997        1996
--------------------------------------------------------------------------------------------------------------
Revenues                                                                      $ 48,817    $ 55,355    $ 66,315
--------------------------------------------------------------------------------------------------------------
Direct segment income                                                         $  9,830    $ 13,528    $ 19,337

Depreciation, amortization
     and reclamation                      $   (279)   $   (297)   $   (999)    (14,185)    (15,578)    (15,139)

Exploration                                   (553)       (438)       (410)     (6,548)     (4,329)     (5,462)

Write-down of mining and other assets                              (17,612)     (6,692)    (11,188)    (25,412)
--------------------------------------------------------------------------------------------------------------
Segmented net profits                     $   (832)   $   (735)   $(19,021)    (17,595)    (17,567)    (26,676)
----------------------------------------------------------------------------------------------------------------

Corporate administrative                                                        (9,017)     (2,482)     (1,831)

Reorganization costs                                                                        (1,655)

Interest expense                                                                  (663)     (1,119)     (1,797)

Other (expense) income                                                          (9,735)      7,158       6,187

Income taxes                                                                        71       1,884         (28)

Minority interest                                                                2,037       3,496       9,595

Equity accounted associates                                                       (506)       (215)     (1,011)
--------------------------------------------------------------------------------------------------------------
Loss for the year                                                             $(35,408)   $(10,500)   $(15,561)
--------------------------------------------------------------------------------------------------------------
Capital expenditures                                                          $  3,082    $  2,720    $ 10,037
--------------------------------------------------------------------------------------------------------------
Total assets                              $ 63,924    $ 96,755    $ 82,822    $120,391    $181,554    $184,660
--------------------------------------------------------------------------------------------------------------


Certain of the mining in the United States is conducted through joint ventures. The Company`s proportionate share of the current liabilities of such joint ventures totalled $1.7 million in 1998 (1997, $4.6 million; 1996, $4.3 million).

Sales to three separate customers in the gold segment each accounted for 10% or more of the Company's consolidated revenues as follows: sales to one customer totalled $5.9 million (1998), and sales to a second customer totalled $7.5 million (1998), $8.6 million (1997) and $7.3 million (1996) and sales to a third customer totalled $16.1 million (1998), 16.5 million (1997), and $18.9 million
(1996). Sales to one customer in the copper segment accounted for 10% or more of the Company's consolidated revenues as follows: $5.4 million (1998), and $6.8 million (1997).

                          16. FINANCIAL INSTRUMENTS AND
                                 RISK MANAGEMENT

                                 RISK MANAGEMENT

The Company reduces its exposure to fluctuations in commodity prices through the use of derivative instruments and has established a control environment which includes policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative instrument activities. The Company does not use derivative instruments for trading or speculative purposes.

The Company's copper derivatives are considered financial instruments as they involve settlement with cash whereas the Company's gold derivatives are not financial instruments as they are settled only through delivery of gold, a non-financial asset.

                             CREDIT AND MARKET RISK

The Company is exposed to certain losses, generally the amount by which the contract price exceeds the spot price of a commodity, in the event of non-performance by the counterparties to these agreements. The Company attempts to minimize its credit exposure by limiting its counterparties to major financial institutions which meet the Company's credit standards,

                             RAYROCK RESOURCES INC.

limiting the maximum exposure to any one counterparty, and spreading exposure among a number of counterparties. Management believes that the risk of incurring losses is remote.

Due to the nature of the copper and gold markets, the Company is not dependent on its significant customers to provide a market for these commodities. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Credit risk associated with respect to bullion receivables is limited due to settlement payments being received shortly after bullion deliveries.

The Company is exposed to market risk on commodity contracts as a result of changes in commodity prices.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value estimates set out below are made at discrete points in time based on relevant market information and information about the financial instruments. These estimates may be subjective in nature and involve uncertainties and significant judgement and therefore cannot be determined with precision.

The carrying amounts of cash and short-term investments, accounts receivable, and accounts payable approximate fair value because of the short maturity of these instruments. The fair value of long-term investments is based on quoted market prices. The fair value of fixed rate long-term debt is based on a discounted cash flow calculation. The carrying value of the variable rate long-term debt is considered to approximate fair value. The carrying value of the copper forward sales reflects the estimated amounts the Company would receive or pay to terminate such contracts at the reporting date, thereby taking into account the current unrealized gains or losses in respect of open contracts.

The carrying amounts for all financial instruments approximated fair values with the following exceptions:

                                                       1998                    1997
                                              --------------------------------------------------
                                              Carrying        Fair        Carrying        Fair
(in thousands)                                  Value         Value         Value         Value
------------------------------------------------------------------------------------------------
Long-term investments excluding
    equity accounted associates                $   773       $ 1,260       $27,162       $26,944
Fixed rate long-term debt                      $ 3,180       $ 3,182       $ 3,304       $ 3,610
Off-balance sheet financial instruments:
    Copper forward sales                       $    --       $    --       $    --       $ 1,940
------------------------------------------------------------------------------------------------

               17. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES
                    GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

Accounting practices under Canadian and United States generally accepted accounting principles are substantially the same, except for the following more significant differences:

                         (A) ACCOUNTING FOR INCOME TAXES

United States accounting principles, as set out in Statement of Financial Accounting Standards No. 109, require the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Under United States accounting principles, at December 31, 1998, deferred income taxes payable would be $2,442,000 (1997, $1,920,000). There is no impact on the amount reported for a loss for 1998. The amount reported for earnings for 1997 would be increased by $147,000, and the amount reported for a loss for 1996 would be decreased by $1,658,000. The Company recognized the tax benefit, in the amount of $2,603,000 in 1997 and $119,000 in 1996, of the utilization of net operating loss carryforwards to shelter income in the year.

The tax effect of the Company's temporary differences that give rise to the deferred income tax balance as at December 31, 1998 are deferred tax assets of $28,992,000 (1997, $25,518,000) relating primarily to loss carry forwards for which a valuation allowance of $26,440,000 (1997, $19,668,000) has been applied, and deferred tax liabilities of $4,994,000 (1997, $7,770,000) relating primarily to investments in marketable securities.

                             RAYROCK RESOURCES INC.

                     (B) ACCOUNTING FOR INVESTMENTS IN DEBT
                              AND EQUITY SECURITIES

Statement of Financial Accounting Standards No. 115, Accounting for Investments in Debt and Equity Securities, requires that portfolio investments that have readily determinable fair values and are held principally for the purpose of selling them in the near term be presented at fair value with their unrealized holding gains and losses included in earnings. Investments that have readily determinable fair values and, while not held principally for the purpose of selling them in the near term, are available-for-sale and must also be presented at fair value with their unrealized holding gains and losses reported in a separate component of other comprehensive income. Both of these types of investments are presented on a cost basis under Canadian accounting principles.

Under United States accounting principles, long-term investments and shareholders' equity would each be increased at December 31, 1998 by $487,000. As at December 31, 1997, long-term investments would be decreased and shareholders' equity would be increased by $218,000. As at December 31, 1996, long-term investments and shareholders' equity would be increased by $1,386,000.

                      (C) ACCOUNTING FOR LONG-LIVED ASSETS

Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed of, requires that when the carrying amount of the asset exceeds the undiscounted future cash flows expected from the asset, that the write-down be measured as the excess of the carrying amount of the asset over its fair value. Under Canadian accounting principles the write-down is equal to the excess of the carrying amount over the undiscounted future cash flows.

Under United States accounting principles, the amount reported for a loss for 1998 would be increased by $8.9 million, the amount reported for earnings for 1997 would be increased by $10.05 million, and the amount reported for a loss for 1996 would be increased by $9.75 million.

                          (D) STOCK BASED COMPENSATION

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, suggests that stock-based compensation be accounted for based on a fair value methodology. However, companies can continue to use the intrinsic value method as prescribed by APB 25. Under this method, compensation cost is the excess of the quoted market price of the stock at the grant date over the exercise price. The Company has chosen to use the intrinsic value method. The Company has not recognized any compensation cost as the exercise price of options granted is set at the market price at the time of granting.

                            (E) COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, requires disclosure of comprehensive income (loss) which is intended to reflect all changes in equity except those resulting from contributions by and distribution to owners. Components of comprehensive income include such items as net earnings (loss) and changes in the fair value of investments not held for trading.

                 (F) STATEMENT OF CHANGES IN FINANCIAL POSITION

Under United States accounting principles, the changes in non-cash working capital are disclosed in detail in the statement of changes in financial position and the cash amount of interest and taxes paid is required to be disclosed. The net changes in non-cash working capital are as follows:

(in thousands)                                    1998           1997           1996
-------------------------------------------------------------------------------------
Accounts receivable                            $  (254)       $  (826)       $ 2,381
Taxes recoverable/payable                        2,702         (3,096)           529
Inventories                                       (101)          (389)         1,368
Prepaid expenses                                    92            429           (245)
Accounts payable and accrued liabilities           993         (1,723)        (1,017)
-------------------------------------------------------------------------------------
                                               $ 3,432        $(5,605)       $ 3,016
-------------------------------------------------------------------------------------

In addition, under United States accounting principles, taxes paid in 1998 on the sale of discontinued operations of $10.604 million would be classified as an operating versus an investment activity.

During the year ended December 31, 1998, the Company paid $663,000 of interest (1997, $1,119,000; 1996, $1,797,000) and paid $6,200,000 of taxes (1997,
$637,000; 1996, $1,019,000).

                             RAYROCK RESOURCES INC.

A reconciliation of the net earnings (loss) for the period as shown in these consolidated financial statements to the net earnings (loss) for the period in accordance with United States accounting principles, excluding the effects of Statement 123, is as follows:

(in thousands)                                                             1998            1997            1996
-----------------------------------------------------------------------------------------------------------------
Net earnings (loss) - Canadian GAAP                                    $(35,408)       $  8,392        $(12,460)
Adjustment for income taxes                                                                 147           1,658
Adjustment for impairment of long lived assets                           (8,900)         10,050          (9,750)
-----------------------------------------------------------------------------------------------------------------
Net earnings (loss) - U.S. GAAP                                        $(44,308)       $ 18,589        $(20,552)
Other comprehensive income adjustments:
Unrealized gains (losses) on investments                                    705          (1,604)          1,415
Cumulative translation account adjustments                                               (5,116)
-----------------------------------------------------------------------------------------------------------------
Comprehensive earnings (loss)                                          $(43,603)       $ 11,869        $(19,137)
-----------------------------------------------------------------------------------------------------------------
Basic and diluted earnings (loss) per share before comprehensive
income adjustments                                                     $  (2.53)       $   1.02        $  (1.12)
-----------------------------------------------------------------------------------------------------------------

Shareholders' equity under United States accounting principles would be as follows:

(in thousands)                                           1998             1997
-------------------------------------------------------------------------------
Shareholders' equity:
Common stock                                        $  88,351        $  91,186
Contributed surplus                                       840              370
Accumulated other comprehensive income (loss)             487             (218)
Retained earnings                                       1,307           45,626
Cumulative translation adjustment                       4,009            4,009
Reciprocal shareholdings                               (7,564)         (10,479)
-------------------------------------------------------------------------------
                                                    $  87,430        $ 130,194
-------------------------------------------------------------------------------

                                  18. YEAR 2000

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                              19. SUBSEQUENT EVENT

Glamis and the Company announced on January 25, 1999 that they had agreed to enter into a transaction pursuant to a Plan of Arrangement. Pursuant to the Plan of Arrangement, Glamis will acquire all of the issued and outstanding Rayrock Multiple Voting Shares and Rayrock Subordinate Voting Shares and each Rayrock Shareholder will be entitled to receive, in exchange for each Rayrock Share held, either 2.4 Glamis Shares or 1.6 Glamis Shares and Cdn$3.00. As a result of the Arrangement, Rayrock will become a wholly owned subsidiary of Glamis. The Arrangement is subject to approval of Rayrock Shareholders and the Ontario Court (General Division). Subject to shareholder approval, BlackRock has agreed to accept the 3,285,800 shares of Magin owned by the Company in lieu of a portion of the Glamis shares which it would have otherwise been entitled to receive.

                             RAYROCK RESOURCES INC.